LAMONTS PROVIDES CORPORATE UPDATE


     KIRKLAND, WASH. - Dec. 27, 1999 - Lamonts Apparel, Inc. (OTC:LMNT), which operates 38 family apparel stores in five Northwestern states, disclosed today that it is experiencing liquidity constraints which have prompted the company to open discussions with its lenders. The company stated it would consider all options to improve liquidity, including reorganization. The company has experienced capital constraints for several years, although the situation was exacerbated recently due to weak spring and summer sales resulting from unusually cool climatic conditions. According to the company, its lenders have expressed a willingness to work with it.

     Lamonts has not filed its 10-Q for the third quarter.

     Lamonts Apparel, Inc. operates 38 family apparel stores in Alaska, Idaho, Oregon, Utah and Washington. The company is well-known in the Northwest as a retailer of such brand name apparel as Alfred Dunner, Byer of California, Bugle Boy, Lee, Levi, Liz Claiborne, Nike, Ocean Pacific, OshKosh, Rafaella, Sag Harbor and Woolrich. Lamonts is headquartered in Kirkland, Wash. in the greater Seattle area and employs approximately 1,500 people.

     Statements in this press release containing the words "believes," "anticipates," "expects," and words of similar import, and any other statements which may be construed as a prediction of future performance or events, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, (i) national and local general economic and market conditions, (ii) demographic changes, (iii) liability and other claims asserted against the company, (iv) competition, (v) the loss of a significant number of customers or suppliers, (vi) fluctuations in operating results, (vii) changes in business strategy or development plans, (viii) business disruptions,
(ix) the ability to attract and retain qualified personnel, (x) ownership of the company's common stock, (xi) volatility of the company's stock price, (xii) the additional risk factors identified in the company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999 and the company's Registration Statement on Form S-1 (No. 333-44311) initially filed with the SEC on January 15, 1998 (and most recently amended on Aug. 10, 1999), and those described from time to time in the company's other filings with the SEC, press releases and other communications. The company disclaims any obligations to update any such factors or to announce publicly the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.